SUB-ADMINISTRATION AGREEMENT


     THIS SUB-ADMINISTRATION AGREEMENT, dated as of this 1st day of October, 1999, the "Agreement"), between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("Investor Services Group"), and EQSF ADVISERS, INC., a New York corporation (the "Administrator").

     WHEREAS, the Administrator provides administration services to Third Avenue Trust (the "Fund"), an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Administrator desires to retain Investor Services Group to render certain sub-administrative services with respect to each investment portfolio listed in Schedule A hereto, as the same may be amended from time to time by the parties hereto (collectively, the "Portfolios"), and Investor Services Group is willing to render such services;

                                   WITNESSETH:

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

Article  1        Definitions.

     1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          (a)   "Articles   of   Incorporation"   shall  mean  the  Articles  of
     Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

          (b) "Authorized Person" shall be deemed to include (i) any officer of the Administrator; or (ii) any person, whether or not such person is an officer or employee of the Administrator, duly authorized to give Oral Instructions or Written Instructions on behalf of the Administrator as indicated in writing to Investor Services Group from time to time.

          (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

          (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

          (e) "Commission" shall mean the Securities and Exchange Commission.


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          (f) "Custodian"  refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custody Agreement.

          (g) "1933 Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

          (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person.

          (j) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

          (k) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the 1933 Act and the 1940 Act.

          (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

          (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

          (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2 Appointment of Investor Services Group.

     The Administrator hereby appoints Investor Services Group to act as Sub-Administrator of the Fund on the terms set forth in this Agreement. Investor Services Group accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

Article 3 Duties of Investor Services Group.

     3.1 Investor Services Group shall be responsible for the following: performing the customary services of a sub-administrator, including treasury and blue sky for the Fund, as more


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fully  described in the written  schedule of Duties of Investor  Services  Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Administrator.

     3.2 In performing its duties under this Agreement, Investor Services Group:
(a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Administrator and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

     3.3 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Administrator and Investor Services Group.

Article 4 Recordkeeping and Other Information.

     4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

     4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Administrator's request.

Article 5 Administrator Instructions.

     5.1 Investor Services Group will have no liability when properly acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Administrator.

     5.2 At any time, Investor Services Group may request Written Instructions from the Administrator and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action properly taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor


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Services Group. Written  Instructions  requested by Investor Services Group will be provided by the Administrator within a reasonable period of time.

     5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Administrator only if said representative is an Authorized Person. The Administrator agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Administrator's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article 6 Compensation.

     6.1 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Administrator. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Administrator in such respect.

     6.2 Investor Services Group shall not be required to pay any of the following expenses incurred by the Administrator or the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.2 which are properly payable by the Administrator or the Fund. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Administrator.

     6.3 The Administrator will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

     6.4 In addition to those fees set forth in Section 6.3 above, the Administrator agrees to pay, and will be billed separately for, out-of-pocket expenses actually incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.


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     6.5 The  Administrator  agrees to pay all fees,  charges and  out-of-pocket expenses to Investor Services Group by Federal Funds Wire within fifteen (15) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, Investor Services Group may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts, provided however, the foregoing service fee shall not apply if the Administrator in good faith legitimately disputes any invoice amount in which case the Administrator shall do the following within thirty (30) days of the postmark date: (a) pay Investor Services Group the undisputed amount of the invoice; and (b) provide Investor Services Group a detailed written description of the disputed amount and the basis for the Administator's dispute with such amount. In addition, the Administrator shall cooperate with Investor Services Group in resolving disputed invoice amounts and then promptly paying such amounts determined to be due.

     6.6 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C a revised Fee Schedule executed and dated by the parties hereto.

Article 7 [RESERVED]

Article 8 Fund Accounting System.

     8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Administrator herein (the "Investor Services Group System").

     8.2 Investor Services Group hereby grants to the Administrator a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

     8.3 In the event that the Administrator, including any affiliate or agent of the Administrator or any third party acting on behalf of the Administrator is provided with direct access to the Investor Services Group System, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article 9 Representations and Warranties.

     9.1 Investor Services Group represents and warrants to the Administrator that:


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          (a) it is a corporation  duly organized,  validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement; and

          (d) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

          9.2 The Administrator represents and warrants to Investor Services Group that:

          (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

          (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement; and

          (c) all corporate proceedings required have been taken to authorize it to enter into this Agreement.

Article 10 Indemnification.

     10.1 The Administrator shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable in connection with this Agreement or Investor Services Group's performance hereunder (a "Claim"), unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder.


     10.2 Investor Services Group shall indemnify and hold the Administrator harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Administrator or for which the Administrator may be held to be liable in connection with this Agreement (a "Claim"), provided that such Claim resulted from a negligent act or omission to act, bad faith, willful misfeasance or reckless disregard by Investor Services Group in the performance of its duties hereunder.

     10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes


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presents or appears  likely to present a claim for  indemnification  against the
Indemnified Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

     10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

          (a) one year after the Indemnified Party becomes aware of the event for which indemnification is claimed; or

          (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

     10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Administrator's indemnification obligations pursuant to this Article 10 may apply.

Article 11 Standard of Care.

     11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Administrator unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

     11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than three (3) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

     11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

     11.5 Without in any way limiting the foregoing, in the event Investor Services Group shall provide Blue Sky services to the Administrator, Investor Services Group shall have no


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liability  for failing to file on a timely  basis any material to be provided by the Administrator or its designee that it has not received on a timely basis from the Administrator or its designee, nor shall Investor Services Group have any responsibility to review the accuracy or adequacy of materials it receives from the Administrator or its designee for filing or bear any liability arising out of the timely filing of such materials; nor shall Investor Services Group have any liability for monetary damages for the sale of securities in jurisdictions where Shares are not properly registered, or in jurisdictions where Shares are sold in excess of the lawfully registered amount unless such
failure  of  proper   registration  or  excess  sales  is  due  to  the  willful misfeasance, bad faith or negligence of Investor Services Group and provided Investor Services Group has requested such information from the Administrator in a timely fashion.

Article 12 Consequential Damages.

     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

     As used in the preceding paragraph "incidental, indirect or consequential damages" means damages which do not flow directly from the act of the party or which arise from the intervention of special circumstances not ordinarily predictable, and does not include direct damages which arise naturally or ordinarily from a breach of contract.

Article 13 Term and Termination.

     13.1 This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

     13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Administrator or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

     13.3 In the event a termination notice is given by the Administrator, all expenses associated with movement of records and materials and conversion thereof to a successor administrator will be borne by the Administrator.

     13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If the material failure is one for which the Non-Defaulting Party has previously given the Defaulting Party notice as provided in the previous sentence, the


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Agreement may be terminated  by the  Non-Defaulting  Party upon thirty (30) days written notice without giving the Defaulting Party a second opportunity to cure such material failure. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     13.5 Notwithstanding anything contained in this Agreement to the contrary and esxcept as provided in Section 13.4, should the Fund or the Administrator desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Administrator or any of its affiliates take any action which would result in Investor Services Group ceasing to provide administration services to the Administrator or the Fund prior to the expiration of the Initial or any Renewal Term, Investor Services Group shall make a good faith effort and use all commercially reasonable efforts to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or should the Administrator or any of its affiliates take any action which would result in Investor Services Group ceasing to provide administration services to the Administrator or the Fund prior to the expiration of the Initial or any Renewal Term, the payment of fees to Investor Services Group as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with Investor Services Group until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group.

Article 14 Additional Portfolios

     14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Administrator desires to have Investor Services Group render services as sub-administrator under the terms hereof, the Administrator shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios. If after good faith negotiations, the parties are unable to agree upon the conditions upon which Investor Services Group will service the new Portfolio, either party shall have the right to terminate this Agreement upon sixty (60) days written notice to the other party.

Article 15 Confidentiality.

     15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Administrator and Investor Services Group shall


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exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Administrator and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Administrator and Investor Services Group may, however, disclose Confidential Information to
their  respective  parent  corporation,   their  respective  affiliates,   their
subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Administrator and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they
first  agree  in  writing  to  be  bound  by  the  confidentiality   obligations
substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Administrator or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

     15.2 Proprietary Information means:

          (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, portfolio holdings and internal performance results relating to the past, present or future business activities of the Administrator or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

          (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator or Investor Services Group a competitive advantage over its competitors; and

          (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

     15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

     15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

          (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or


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          (b) Was lawfully  received by the party from a third party free of any obligation of confidence to such third party; or

          (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

          (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

          (e)  Is  subsequently  and   independently   developed  by  employees,
     consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 16 Force Majeure; Excused Non-Performance.

     No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (provided that the employees' demands are not reasonable and within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In addition, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent that such default or delay is caused, directly or indirectly, by the actions or inactions of the other party. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17 Assignment and Subcontracting.

     This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Investor Services Group may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services

Group but shall not be relieved of its obligations and responsibilities hereunder by reason of such engagement.

Article 18 Arbitration.

     18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in New York, New York in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

     18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article 19 Notice.

     Any notice or other instrument authorized or required by this Agreement to be given in writing to the Administrator or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Administrator:


                  EQSF Advisers, Inc.
                  767 Third Avenue
                  New York, New York 10017

                  Attention:  Ian M. Kirschner, General Counsel

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 20 Governing Law/Venue.

     The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article 21 Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22 Captions.

     The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23 Publicity.

     Neither Investor Services Group nor the Administrator shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24 Relationship of Parties/Non-Solicitation.

     24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

     24.2 During the term of this Agreement and for one (1) year afterward, neither Party shall recruit, solicit, employ or engage, for itself or others, the other Party's employees.

Article 25 Entire Agreement; Severability.

     25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

     25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.



                                    EQSF ADVISERS, INC.

                                    By: _____________________________________

                                    Name: ___________________________________

                                    Title: __________________________________




                                    FIRST DATA INVESTOR SERVICES GROUP, INC.

                                    By: _____________________________________

                                    Name: ___________________________________

                                    Title: __________________________________

                                   SCHEDULE A

                               LIST OF PORTFOLIOS

                             Third Avenue Value Fund
                        Third Avenue Small-Cap Value Fund
                          Third Avenue High Yield Fund
                       Third Avenue Real Estate Value Fund

                                   SCHEDULE B

                        DUTIES OF INVESTOR SERVICES GROUP

SERVICES RELATED TO ADMINISTRATION

     Blue Sky Administration

o    Receiving daily sales figures.

o Receiving daily sales figures broken down by state from Charles Schwab or other mutual fund marketplaces (if applicable).

o Produce daily warning report for sales in excess of pre-determined percentage.

o    Analyze all sales data to determine  trends within any state.

o    Produce and mail the following required filings:

     o initial filings - produce all required forms including notification of SEC effectiveness.

     o renewals - produce all renewal documents and mail to states, including follow-up to ensure all is in order to continue selling in states.

     o sales reports - produce all relevant sales reports for the states and complete necessary documents to properly file sales reports with states.

     o    prospectus   filings  -  file  all  copies  of   definitive   SAI  and
          prospectuses with the states which require notification.

     o post-effective amendment filing - file all post-effective amendments with the states which require notification, as well as any other required documents.

o On demand additional states - complete filing for any states that the Fund would like to add.

o Amendments to current permits - file in a timely manner any amendment to registered share amounts.

o    Update and file hard copy of all data pertaining to individual permits.

Processing and Payment of Bills

o    Centralized contact to receive all invoices for Fund operating expenses.

o    Voucher invoices for authorization / money movement instructions

o    Distribution of approved vouchers for payment / recording

o    Monitoring bank statement for appropriate money movement and timing

o    Ensure proper wire instructions for expenses paid by wire transfer

o    Coordinate mailing of checks to various vendors

Completion of Industry Questionnaires

o Preparation of monthly and quarterly questionnaires directly associated with the operations of the Portfolios,

o Ensuring timely receipt by rating agencies of information for which Investor Services Group is responsible.

o Investor Services Group will provide Prudential monthly download and file transfer.

Preparation of Quarterly Reports

o Preparation of Schedule of Investments for the Portfolios' fiscal quarter ends.

o    Coordination to receive market / Fund commentary from Funds' adviser.

o    Centralized area to receive and implement comments and changes.

o    Coordination and timing with printer.

o    Review content of draft copies prior to printing.

Preparation of Semi-Annual Reports and Annual Reports

o    Preparation   of  Schedule  of   Investments,   Statements  of  Assets  and
     Liabilities, Operations and Changes, Financial Highlights and Footnotes to Financial Statements.

o Contact for auditors regarding questions / comments relating to the Financial Statements / process.

o Timely delivery of properly formatted tape of registered shareholders to ADP for quarterly report mailing.

o Centralized contact for receipt of president's letter, audit opinion letter and letter of internal controls.

o    Centralized area to receive and implement comments and changes.

o    Coordination and timing with printer.

o    Review content of draft copies prior to printing.

o    Average Net Assets / Ratio Analysis.

Management Reporting

o Daily, Schedule of Investment Report for all 4 portfolios, delivered electronically

o Daily, Market Capitalization Report for the Small-Cap Value Fund, delivered electronically

Completion and  Filing  of  N-SARs

o    Preparation of N-SARs semi-annually.

o    Preparation of Financial Data Sheet to facilitate EDGAR filing.

o    Filing of N-SARs.

State and Local Tax Information

o    Distribution notice to brokers.

o    Calculation of US Treasury / Agency percent of ordinary distribution.

o    Massachusetts holding period / realized gains.

o    South Carolina holding period / realized gains.

o    Florida intangibles tax.

o    Preparation of 1099-DIV insert cards.

o    Coordination with printer,  mailroom for 1099-DIV insert cards.

o    Review of 1099-DIV insert prior to printing.

o Calculation of Corporate Dividends Received Deduction percentage to submit to audit firm for review.

                                   SCHEDULE C

                                  FEE SCHEDULE

     For the services to be rendered, the facilities to be furnished and the payments to be made by Investor Services Group, as provided for in this Agreement, the Administrator will pay Investor Services Group on the first business day of each month a fee for the previous month at the rates listed below.

Fund Administration

  $170,000 per year for the Third Avenue Value Fund, Third Avenue Small Cap Value Fund, Third Avenue High Yield Fund and Third Avenue Real Estate Value Fund.

  $20,00          per year per new domestic Portfolio

  $25,000         per year per new international Portfolio

                  plus $65 per permit for Blue Sky services

Miscellaneous Charges

The Company shall be charged for the following products and services as applicable:

o    Ad hoc reports

o    Ad hoc SQL time o Materials for Rule 15c-3 Presentations

o    COLD Storage

o    Digital Recording

o    Microfiche/microfilm production

o    Magnetic media tapes and freight

o Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

Fee Adjustments

After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All
Urban   Consumers   (CPI-U)  U.S.  City  Average,   All  items

(unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Company's monthly fees (or the Effective Date absent a prior such adjustment).

Programming Costs

The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.

 (a)  Dedicated Team:               Programmer:   $100,000 per annum

                                    BSA:          $ 85,000 per annum

                                    Tester:       $ 65,000 per annum

 (b)  System Enhancements (Non Dedicated Team):   $ 150.00 per/hr per programmer

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES


The Company shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

o    Postage - direct pass through to the Company

o Telephone and telecommunication costs requested by the Company, including all lease, maintenance and line costs

o    Shipping, Certified and Overnight mail and insurance

o Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines as requested by the Company

o    Duplicating services

o    Courier services

o    Overtime, as approved by the Company

o    Temporary staff, as approved by the Company

o    Travel and entertainment, as approved by the Company

o Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

o    Third party audit reviews

o    Vendor set-up charges for Blue Sky and other services

o    Blue Sky filing or registration fees

o    EDGAR filing fees

o    Vendor pricing comparison

o Such other expenses as are agreed to by Investor Services Group and the Company

     The Company agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Company will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Company and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                   SCHEDULE E

                                 FUND DOCUMENTS

o    Certified copy of the Articles of Incorporation of the Fund, as amended

o    Certified copy of the By-laws of the Fund, as amended,

o    Copies of all agreements between the Fund and its service providers.

o All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.